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                      ISSUE, SUBSCRIPTION AND CONTRIBUTION

On this fourteenth day of June two thousand two, appeared before me, Bart Theodoor Derogee, civil-law notary of Rotterdam:

Mr Aeilko Karelse, employed at the offices of me, civil-law notary, located at Weena 750, 3014 DA Rotterdam, born at Wageningen on the twenty-fourth day of March nineteen hundred sixty-eight, for the purpose hereof acting as attorney authorized in writing of:

1. Fiat S.p.A., a company limited by shares, incorporated under the laws of Italy, with corporate seat at Turin, Italy and registered offices at Via Nizza 250, 10125 Turin, Italy, hereinafter called "Fiat";

2. Sicind S.p.A., a company limited by shares, incorporated under the laws of Italy, with corporate seat at Turin, Italy and registered offices at Corso Ferrucci 112 A, Turin, Italy, hereinafter called "Sicind";

3. Fiat Netherlands Holding N.V., a company limited by shares, incorporated under the laws of the Netherlands, with corporate seat at Amsterdam, the Netherlands and registered offices at Prof. J.H. Bavincklaan 5, 1183 AT Amstelveen, the Netherlands, hereinafter called the "Company"; and

4. CNH Global N.V., a company limited by shares, incorporated under the laws of the Netherlands, with corporate seat at Amsterdam, the Netherlands and registered offices at World Trade Center, Amsterdam Airport, Schiphol Boulevard 217, 1118 BH Amsterdam, the Netherlands, hereinafter called "CNH".

The person appearing, acting as aforesaid, has declared as follows.

I. Preamble

1.1. By resolution of the sole shareholders of the Company dated the eleventh day of June two thousand two, it has been resolved to issue at par to Fiat one hundred eighteen million four hundred thousand (118,400,000) shares (the "Fiat Shares") and to Sicind forty-one million six hundred thousand (41,600,000) shares (the "Sicind Shares") in the capital of the Company, each share having a nominal value of forty-five Euro cent ((euro) 0.45) (collectively the "Shares").

1.2. The Fiat Shares are to be paid up by the contribution and transfer to the Company of two hundred forty million five hundred thousand (240,500,000) shares in the capital of CNH (the "Fiat Contribution").


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1.3. The Sicind Shares are to be paid up by the contribution and transfer to the
     Company of eighty-four million five hundred thousand (84,500,000) shares in the capital of CNH (the "Sicind Contribution").

1.4. The Board of Directors of the Company has prepared a description of the Fiat Contribution and the Sicind Contribution, dated the twelfth day of June two thousand two as required under Article 2:94b paragraph 1 of the Civil Code (the "Description of Contribution"), a copy of which is hereto attached.

1.5. As is shown in the auditors' certificate of Mr G. Westinga, dated the fourteenth day of June two thousand two, a copy of which is attached hereto, the value of the Fiat Contribution and the Sicind Contribution when applying generally accepted valuation standards amounts to not less than the amount of the payment obligation expressed in currency as stated in the certificate which has to be satisfied by the Fiat Contribution and the Sicind Contribution.

II. Issue and Subscription

2.1. Implementing the aforesaid shareholders' resolution the Company hereby issues, effective as of the date hereof to Fiat and Fiat hereby subscribes and accepts the Fiat Shares.

2.2. Implementing the aforesaid shareholders' resolution the Company hereby issues, effective as of the date hereof to Sicind and Sicind hereby subscribes and accepts the Sicind Shares.

III. Contribution and Transfer

3.1. In satisfaction of the obligation to pay up the Fiat Shares, Fiat hereby contributes and transfers to the Company, and the Company accepts, the Fiat Contribution.

3.2. In satisfaction of the obligation to pay up the Sicind Shares, Sicind hereby contributes and transfers to the Company, and the Company accepts, the Sicind Contribution.

3.4. The amount by which the value of the Fiat Contribution and the value of the Sicind Contribution according to the Description of Contribution exceeds the nominal value of the Fiat Shares and Sicind Shares respectively shall be carried to the Company's share premium reserve.

3.5. The Fiat Shares and Sicind Shares were acquired by Fiat and Sicind respectively by an Issue and Subscription Agreement dated the eleventh day of June two thousand two and shall as of such date be for the account of the Company.

3.6. CNH acknowledges the contribution and transfer of the Fiat Contribution and the

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     Sicind Contribution.

IV. Miscellaneous

4.1. The parties waive any right they may have to set aside this agreement or dissolve or have dissolved the same on the basis of any provisions of the Dutch Civil Code.

4.2. This deed shall be governed by and construed in accordance with the laws of the Netherlands.

Authorization

The person appearing has been authorized by four private powers of attorney, which will be attached hereto immediately after the passing of this deed.
The person appearing is known to me, civil-law notary.
This deed was executed        in Rotterdam on the date mentioned in its heading.

After the material contents of this Deed had prior thereto been conveyed and explained to the person appearing by me, civil-law notary, he has declared that he has taken note of the contents of this Deed was in agreement with the contents and that he did not require that it be read out in full.

Thereupon, after a limited part of this Deed had been read out, it was signed by the person appearing and by me, civil-law notary.

                                                      /s/ A.Karelse
                                                      /s/ B.Th. Derogee
                                                      ISSUED AS A TRUE COPY